Exhibit 10.2

SWAP MODIFICATION AGREEMENT

THIS SWAP MODIFICATION AGREEMENT (this “Modification Agreement”), is made on April 21, 2020 and effective as March 31, 2020 (the “Modification Effective Date”), is entered into by Citizens Bank, N.A. (“Party A”) and PHR TCI, LLC (“Party B”), in connection to the ISDA Master Agreement (as defined below).

BACKGROUND

1.       Party A and Party B are parties to that certain ISDA Master Agreement and related Schedule, dated as of August 14, 2018 and all other documents executed in connection therewith (as amended, restated supplemented or otherwise modified through the date hereof, and including all swap transactions entered into pursuant thereto, the “ISDA Master Agreement”). Capitalized terms used herein but not defined herein shall have the meanings set forth in the ISDA Master Agreement.

2.       Due to the economic impact of coronavirus disease (also referred to as COVID-19), Party B has requested that Party A (i) modify the requirements to make payments for Transactions under the ISDA Master Agreement to provide for a deferral of any payments due under the ISDA Master Agreement during the Modification Period as defined below, and (ii) make such other modifications to the ISDA Master Agreement as reflected herein (collectively, the “Swap Modifications”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

Section 1. Estoppel, Acknowledgement and Reaffirmation. Party B hereby acknowledges and agrees that as of the Modification Effective Date (i) that a Potential Event of Default under Section 5(a)(i) under the ISDA Master Agreement, has occurred or will occur with respect to Party B, (ii) Party A has not waived any of its rights it may exercise against Party B under the ISDA Master Agreement and (iii) each of Transaction covered under the ISDA Master Agreement constitutes a valid and subsisting obligation of Party B to Party A that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind.

Section 2. Swap Modifications. Subject to the terms and conditions set forth herein, Party A hereby agrees that, until the expiration or termination of Modification Period (as defined below), Party A shall not exercise Party A’s right to declare an Event of Default under Section 5(a)(i) under the ISDA Master Agreement due to Party B’s failure to make, when due, any payment to Party A under the ISDA Master Agreement (the “Deferred Swap Payments”), but only to the extent that such rights or remedies arise exclusively as a result of a failure to pay under Section 5(a)(i). Party A and Party B further acknowledge and agree that (i) from and after the expiration or termination of the Modification Period (as defined below), Party A shall be free to exercise any or all of Party A’s rights and remedies under the ISDA Master Agreement or applicable law arising due to the Potential Event of Default (or any other event of default), (ii) in connection with the ISDA Master Agreement, Party A shall have no obligation to enter into a Transaction unless consented to in writing by Party A, which consent may be granted or refused by Party A in its sole and absolute discretion, and (iii) no amounts under Section 2(a) of the ISDA Master Agreement shall be paid or delivered to Party B, but, instead, all such amounts shall be applied to the outstanding obligations under the ISDA Master Agreement or to satisfy any other obligations and liabilities owed to Party A as determined by Party A in its sole discretion, and (iv) Party B shall pay all Deferred Swap Payments on or before the Modification Period End Date. As used herein, the term “Modification Period” shall mean the period beginning on the Modification Effective Date and ending on the earliest to occur of (i) July 1, 2020 or (ii) a Modification Termination Event (as defined below) (the “Modification Period End Date”). Provided, however, that if Party B does pay all Deferred Swap Payments on or before the Modification Period End Date, Party A agrees that it will not subsequently declare an Event of Default under Section 5(a)(i) of the ISDA Master Agreement with respect to the Deferred Swap Payments.

Section 3. Non-Waiver. Notwithstanding Party A’s agreement to the Swap Modifications, Party B acknowledges and agrees that this Modification Agreement does not constitute a waiver of the Potential Event of Default, or a waiver of any other Event of Default (as defined under the ISDA Master Agreement, whether now or in the future, or a waiver (except as expressly set forth herein) of any other term, provision, duty, obligation, covenant, liability, right, remedy, power or remedy of any party to the ISDA Master Agreement, and the Swap Modifications evidenced hereby shall not be a waiver of Party A’s rights to refuse to enter into any future agreements. This Modification Agreement shall not limit, restrict or impair in any way any of Party A’s rights under the ISDA Master Agreement which are unrelated to rights and remedies upon an Event of Default under the ISDA Master Agreement.

Section 4. Modification Termination Events. The Swap Modifications herein do not constitute an agreement by Party A to waive or not exercise any of the rights or remedies available to Party A under the ISDA Master Agreement, or applicable law (all of which rights and remedies are hereby expressly reserved by Party A) upon or after the occurrence of a Modification Termination Event. As used herein, during the Modification Period, a “Modification Termination Event” shall mean the occurrence of any of the following: (a) any breach of or default under any term or provision of this Modification Agreement by Party B, it being understood that, notwithstanding anything to the contrary in any other agreement, no cure or grace period shall apply to any provision of this Modification Agreement unless specifically set forth herein, (b) any Termination Event or any Event of Default under the ISDA Master Agreement other than an Event of Default under Section 5(a)(i) of the ISDA Master Agreement(c) any breach of a representation, warranty or covenant contained in this Modification Agreement by Party B, or the failure of any such representation, warranty or covenant to be true and correct in all material respects as of the date made.

Section 5. Representations and Warranties. Party B represents and warrants that:

(a)     except with respect to the Potential Event of Default under Section 5(a)(i), no other event or condition has occurred and is continuing which would constitute an Event of Default or a Termination Event under the ISDA Master Agreement or any event that, if it continued uncured, with the lapse of time or notice, or both, would constitute any of the foregoing events; and

(b)    except as expressly described above, its representations and warranties set forth in the ISDA Master Agreement are true and correct as of the date hereof, as though made on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date), and such representations and warranties shall continue to be true and correct (to such extent) after giving effect to the transactions contemplated hereby.

Section 6. Effect of Modification; Ratification. Except as expressly set forth herein, the ISDA Master Agreement remains in full force and effect and are hereby ratified. This Modification shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the ISDA Master Agreement other than as specifically set forth herein.

Section 7. Bankruptcy Issues. In the event that Party B (i) files any voluntary petition under any chapter of title 11 of the United States Code (the “Bankruptcy Code”), or in any manner seeks any relief under any other state, federal or other insolvency law or laws providing for relief of debtors, or directly or indirectly causes a filing of any such petition or to seek any such relief; (ii) is named as a debtor or alleged debtor in any involuntary petition filed under any chapter of the Bankruptcy Code, or directly or indirectly causes any involuntary petition under any chapter of the Bankruptcy Code to be filed against it; (iii) directly or indirectly causes itself to become the subject of any proceeding pursuant to any other state, federal or other insolvency law or laws providing for the relief of debtors; or (iv) directly or indirectly causes the collateral or any of Party A’s interests in collateral to become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy, dissolution, liquidation or insolvency proceeding (each of the foregoing, a “Bankruptcy Event”), Party B agrees that it will not object, or support or join any third party in objecting to, Party A’s exercise of any right under the ISDA Master Agreement including, without limitation, any rights arising under Section 2(a)(iii) of the ISDA Master Agreement. Party B further agrees that the failure of Party A to promptly exercise rights of termination following any Bankruptcy Event shall not be deemed to be waiver of Party A’s rights under the ISDA Master Agreement to do so, all of which rights are expressly reserved. Party B expressly waives any rights it may have under ISDA Master Agreement Section 2(a)(iii)(2) to require Party A to designate an Early Termination Date.

Section 8. Release. In consideration of Party A’s willingness to enter into this Modification Agreement Party B hereby releases Party A and its officers, employees, representatives, Affiliates, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act in connection with the ISDA Master Agreement on or prior to the date hereof.

Section 9. Affirmation of Liens. Party B affirms any liens created and granted by it in the ISDA Master Agreement and agrees that this Modification Agreement shall in no manner adversely affect or impair such Liens.

Section 10. Modification Effective Date.

(a)     Conditions Precedent. This Modification Agreement shall become effective as of the Modification Effective Date upon the satisfaction of each of the following conditions:

(i)                  receipt by Party A of duly executed counterparts of this Modification Agreement from Party B and any other required signatories;

(ii)                No default or Event of Default (other than the Potential Event of Default under Section 5(a)(i) under the ISDA Master Agreement) shall have occurred and be continuing;

(iii)              As of the Modification Effective Date, the representations and warranties contained in the ISDA Master Agreement shall be true and correct in all material respects on and as of the Modification Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(iv)               Party B shall have received all applicable approvals and consents.

(b)    Going Effective. If all conditions to effectiveness shall be satisfied, this Modification Agreement shall be effective retroactive to the Modification Effective Date regardless of the date when such conditions have been satisfied and this Modification Agreement shall be effective as of the Modification Effective Date.

Section 11. Counterparts. This Modification Agreement may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 12. Governing Law. This Modification Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 13. Section Headings. The various headings of this Modification Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Modification or any provision hereof.

Section 14. Entire Agreement. This Modification Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof, and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Modification as of the date first written above.

PHR TCI, LLC

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Authorized Signor

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ Morgan Salmon
Name:	Morgan Salmon
Title:	SVP